Exhibit 10.2

                             ERIE INDEMNITY COMPANY
                            LONG-TERM INCENTIVE PLAN

                                   1. GENERAL

1.1      Purpose.

         The purposes of the Long-Term Incentive Plan (the "Plan") are: (a) to enhance the growth and profitability of Erie Indemnity Company, a Pennsylvania business corporation ("Erie"), and its subsidiaries and affiliates by providing the incentive of long-term rewards to key employees who are capable of having a significant impact on the performance of Erie and its subsidiaries and affiliates; (b) to attract and retain employees of outstanding competence and ability; (c) to further align the interests of such employees with those of shareholders of Erie.

1.2      Definitions.

         For the purpose of the Plan, the following terms shall have the meanings indicated:

         (a) "Board of Directors" or "Board" shall mean the Board of Directors of Erie.

         (b) "Code" shall mean the Internal Revenue Code of 1986, as amended, including any successor law thereto.

         (c) "Company" shall mean Erie and any corporation, partnership, or other organization of which Erie, directly or indirectly, owns or controls not less than 50% of the total combined voting power of all classes of stock or other equity interests. For purposes of this Plan, the terms "Erie" and "Company" shall include any successor thereto.

         (d) "Common Stock" shall mean the Class A (non-voting) Common Stock of Erie and a "share of Common Stock" shall mean one share of Common Stock.

         (e) "Disability" shall mean total and permanent disability within the meaning of Section 22(e)(3) of the Code.

         (f) "Fair Market Value" of shares of Common Stock on any given date(s) shall be: (a) the daily average of the high and low sales prices on the NASDAQ National Market System of such shares on the date(s) in question, or, if the shares of Common Stock shall not have been traded on any such date(s), the closing price on the NASDAQ National Market System on the first day prior thereto on which the shares of Common Stock were so traded; or (b) if the shares of Common Stock are not traded on the NASDAQ National Market System, such other amount as may be determined by the Plan Administrator by any fair and reasonable means.

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         (g)      "Participant"  shall  mean  any key  employee  who has met the eligibility requirements set forth in Section 1.4 hereof and to whom a grant has been made and is outstanding under the Plan.

         (h) "Performance Period" shall mean, in relation to Phantom Share Units, any period, for which performance objectives have been established pursuant to Article 2.

         (i) "Phantom Share Unit" shall mean a right, granted to a Participant pursuant to Article 2.

         (j) "Plan Administrator" shall mean: (i) the Executive Compensation Committee of the Board of Directors (the "Committee"), or its functional successor, unless some other Board committee has been designated by the Board of Directors to administer the Plan or any portion of the Plan; or (ii) in the event that the Committee is not comprised of two or more "Non-Employee Directors" within the meaning of Rule 16b-3(a)(3) promulgated under Section 16 of the Securities Exchange Act of 1934, then the Plan Administrator shall, with respect to officers and directors subject to Section 16, be the Board.

         (k) "Restricted Share" shall mean a share of Common Stock, granted to a Participant pursuant to Article 3, subject to the restrictions set forth in Section 3.1 hereof.

         (l) "Retirement" shall mean the cessation of employment with the Company after reaching age 55 and having completed at least 5 years of service.

         (m) "Vesting Period" shall mean in relation to Restricted Shares receivable in payment for Phantom Share Units, the period of time during which such shares are subject to restrictions on transferability and may be forfeited if the Participant's employment is terminated.

1.3      Administration.

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         The Plan shall be administered by the Plan  Administrator  and the Plan
         Administrator  shall act in accordance with the procedures  established
         under  Erie's  Articles  of   Incorporation,   By-laws  and  under  any
         resolution of the Board. Subject to the provisions of the Plan, the Plan Administrator shall have sole and complete authority to: (i) subject to Section 1.4 hereof, select Participants after receiving the recommendations of the management of the Company; (ii) determine the number of Phantom Share Units or Restricted Shares subject to each grant; (iii) determine the time or times when grants are to be made or are to be effective; (iv) determine the terms and conditions, including the performance objectives, subject to which grants may be made; (v) extend the term of any grant; (vi) prescribe the form or forms of the instruments evidencing any grants made hereunder, provided that such forms are consistent with the Plan; (vii) adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan; (viii) construe and interpret the Plan and all rules, regulations, and instruments utilized thereunder; and (ix)
         make  all   determinations   deemed  advisable  or  necessary  for  the
         administration   of  the   Plan.   All   determinations   by  the  Plan
         Administrator shall be final and binding.

1.4      Eligibility and Participation.

         Participation in the Plan shall be limited to officers (who may also be members of the Board of Directors) and other salaried key employees of the Company as identified by the Plan Administrator to participate in the Plan.


                 2. PROVISIONS APPLICABLE TO PHANTOM SHARE UNITS

2.1      Performance Periods.

         The Plan Administrator shall establish Performance Periods applicable to Phantom Share Units. Each such Performance Period shall commence with the beginning of a fiscal year in which performance objectives are established and have a duration of not less than three consecutive fiscal years.

2.2      Performance Objectives.

         The Plan Administrator shall establish one or more performance objectives for each Performance Period , provided that such performance objectives shall be established prior to the grant of any Phantom Share Units with respect to such period. Performance objectives shall be based on one or more of the following measures: (i) retained earnings per share plus dividend, (ii) earnings or earnings per share, (iii) assets or return on assets, (iv) shareholder's equity or return on shareholder's equity, (v) revenues, (vi) costs, (vii) gross profit margin, (viii) investment earnings, (ix) loss ratio, (x) combined ratio, or (xi) any other measure determined by the Plan Administrator to be in the best interests of the Company. The Plan Administrator may, in its discretion, establish performance objectives for the Company as a whole or for only the business unit of the Company in which a given Participant is involved, or a combination thereof.

2.3      Grants of Phantom Share Units.

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         The Plan  Administrator  may select  employees  to become  Participants
         (subject to the provisions of Section 1.4 hereof) and grant Phantom Share Units to such Participants at any time prior to or during the first fiscal year of a Performance Period. Before making grants, the Plan Administrator shall receive the recommendations of the Chief
         Executive Officer of the Company, which will take into account such factors as level of responsibility, current and past performance, and performance potential. Each grant to a Participant shall be evidenced by a written instrument stating the number of Phantom Share Units granted, the target value of each Phantom Share Unit, the Performance Period, the performance objective or objectives, the Vesting Periods and restrictions applicable to Restricted Shares receivable in payment for Phantom Share Units and any other terms, conditions and rights with respect to such grant.

2.4      Adjustment With Respect to Phantom Share Units.

         Any other provision of the Plan to the contrary notwithstanding, the Plan Administrator may at any time adjust performance objectives (up or down), adjust the way performance objectives are measured, or shorten any Performance Period, if it is determined that conditions, including, but not limited to, changes in the economy, changes in competitive conditions, changes in laws or governmental regulations, changes in generally accepted accounting principles, changes in the Company's accounting policies, acquisitions or dispositions, stock redemptions, reductions or increases in the management fee rate payable to Erie by Erie Insurance Exchange, reductions to shareholders' equity due to reductions or increases in net unrealized gain on available-for-sale securities or the occurrence of other events impacting the performance objectives, so warrant; provided, however, that the Plan Administrator may not make any such adjustment that would increase the economic benefit to any "covered employee" as defined in Section 162(m) of the Code.

2.5.     Maximum Annual Award.

         The maximum value of Phantom Share Units that may be earned by any Participant in any year shall not exceed $500,000.

2.6      Payment for Phantom Share Units.


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         Within  90 days  after  the end of any  Performance  Period,  the  Plan
         Administrator shall determine the total dollar value of Phantom Share Units held by each Participant for such Performance Period. Payment for Phantom Share Units shall be in the form of Restricted Shares and shall be subject to the terms and conditions of Section 3 hereof. Such Common Stock shall be purchased in the open market, provided however, that if the Common Stock of the Company is not readily available in the marketplace, or purchase of the Common Stock for Restricted Shares would artificially affect the price of the Common Stock, in the sole discretion of the Plan Administrator, Restricted Shares shall be payable in deferred stock units equal in value to the number of shares of Common Stock that would have been paid to the Participant had the
         Common  Stock  been  available  in  the  marketplace.   The  number  of
         Restricted Shares (or stock unit equivalents) granted shall be equal to the actual total value of the Phantom Share Units at the end of the Performance Period divided by the monthly average price of the Fair Market Value of the Common Stock for the month following the end of the Performance Period, rounded up to the nearest whole share.

2.7      Termination of Employment.

         (a)      Prior to the end of a Performance Period:

                  (i) Death, Disability or Normal Retirement: If a Participant ceases to be an employee of the Company prior to the end of a Performance Period by reason of death, Disability or Normal Retirement (as defined in the Company's qualified Retirement Plan for Employees), the Performance Period for outstanding Phantom Share Units shall be deemed to end as of the end of the fiscal year in which such event occurred. The total dollar value of Phantom Share Units held by such Participant shall be based upon performance during the reduced Performance Period and will be paid in the form of shares of Common Stock in the manner provided for by Section 2.6. Any shares of Common Stock payable pursuant to this Section 2.7, shall be free of any restrictions or risk of forfeiture under the Plan and shall be registered in the name of the Participant or the Participant's beneficiary or estate, as the case may be, as soon as practicable after the end of the applicable Performance Period.


                  (ii) Other Terminations: If a Participant ceases to be an employee prior to the end of a Performance Period for any reason other than death, Disability or Normal Retirement, the Participant shall immediately forfeit all Phantom Share Units previously granted under the Plan. The Plan Administrator may, however, in its sole discretion, permit a Participant to retain all or a portion of his Phantom Share Units if it finds that the circumstances in the particular case so warrant.

         (b) After the end of a Performance Period, but prior to the end of a Vesting Period:

                  (i) Death or Disability: If a Participant ceases to be an employee of the Company by reason of death or Disability, the Vesting Period shall be deemed to have ended and shares of Common Stock held by the Company with respect to Restricted Shares earned by such Participant shall be paid as soon as practicable in the manner set forth in 3.4 hereof


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                  (ii)     Retirement: The Retirement of a Participant shall not
                           constitute a termination of employment for purposes of this Section 2(b), and such Participant shall not forfeit any Common Stock held by the Company with
                           respect   to   Restricted   Shares   earned  by  such
                           Participant.

                  (iii) Other Terminations: If a Participant ceases to be an employee prior to the end of a Vesting Period for any reason other than death, Disability or Retirement, the Participant shall immediately forfeit all unvested Restricted Shares previously granted with respect to such Vesting Period in accordance with the provisions of Section 3.2(c) hereof, unless the Plan Administrator, in its sole discretion, finds that the circumstances in the particular case so warrant and allows a Participant whose employment has so terminated to retain any or all of the Restricted Shares granted to such Participant.


                  3. PROVISIONS APPLICABLE TO RESTRICTED SHARES

3.1      Vesting Periods.

         At the time a Phantom Share Unit award is made, the Plan Administrator shall establish a Vesting Period applicable to Restricted Stock which shall not be more than three years. The Plan Administrator may provide for the lapse of all or a portion of such Vesting Period in installments and may accelerate or waive such Vesting Period, in whole or in part, based on such factors as the Plan Administrator may determine.

3.2      Rights and Restrictions Governing Restricted Shares.

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         At the time of payment in Restricted Shares,  subject to the receipt by the Company of any applicable consideration for such Restricted Shares, one or more certificates representing the appropriate number of shares of Common Stock granted to a Participant shall be registered either in his name or for his benefit either individually or collectively with others, but shall be held by the Company for the account of the Participant. The Participant shall have all rights of a holder as to such shares of Common Stock, including the right to receive dividends, subject to the following restrictions: (a) the Participant shall not be entitled to delivery of certificates representing such shares of Common Stock and any other such securities until the expiration of the applicable Vesting Period; (b) none of the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the applicable Vesting Period; and (c) all of the Restricted Shares shall be forfeited and all rights of the Participant to such Restricted Shares shall terminate without further obligation on the part of the Company unless the Participant remains in the continuous employment of the Company for the entire Vesting Period or portion thereof in relation to which such Restricted Shares were granted, except as otherwise allowed by Section 2.7 hereof. At the time of payment in Restricted Shares, if the Common Stock of the Company is not readily available in the marketplace, or purchase of the Common stock would artificially affect the price of the Common Stock, in the sole discretion of the Plan Administrator, then in that event, the Company shall have the option to pay to the Participant in cash the Fair Market Value of the Restricted Shares on such payment date.

3.3      Adjustment with Respect to Restricted Shares.

         Any other provisions of the Plan to the contrary notwithstanding, the Plan Administrator may at any time shorten any Vesting Period, if it determines that conditions, including but not limited to, changes in the economy, changes in competitive conditions, changes in laws or governmental regulations, changes in generally accepted accounting principles, changes in the Company's accounting policies, acquisitions or dispositions, or the occurrence of other unusual, unforeseen, or extraordinary events, so warrant.

3.4      Payment of Restricted Shares.

         In the event that a Participant is still employed by the Company at the end of the Vesting Period or portion thereof, all applicable restrictions shall lapse as to Restricted Shares granted in relation to such Vesting Period, and one or more stock certificates for the appropriate number of shares of Common Stock, free of restrictions, shall be delivered to the Participant or such shares shall be credited to a brokerage account if the Participant so directs.

3.5      Deferral of Payment.

         The Plan Administrator may, in its sole discretion, offer a Participant the right, by execution of a written agreement, to defer the receipt of all or any portion of the payment, if any, for Restricted Shares. If such an election to defer is made, the Common Stock receivable in payment for Restricted Shares shall be deferred as stock units equal in number to the number of shares of Common Stock that would have been paid to the Participant. Such stock units shall represent only a contractual right and shall not give the Participant any interest, right, or title to any Common Stock during the deferral period. The cash receivable in payment for fractional shares receivable for Restricted Shares shall be deferred as cash units. Deferred cash units may be credited annually with an appreciation factor specified in the deferred compensation agreement, which will include dividend equivalents. At the end of the deferral period, deferred stock units and cash units shall be paid in Common Stock, except that any payment attributable to fractional shares shall be paid in cash. All other terms and conditions of deferred payments shall be as contained in a written deferred compensation agreement.


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                                4. MISCELLANEOUS

4.1      Designation of Beneficiary.

         A Participant may designate, in a writing delivered to the Company before his death, a person or persons to receive, in the event of his death, any rights to which he would be entitled under the Plan. A Participant may also designate an alternate beneficiary to receive payments if the primary beneficiary does not survive the Participant. A Participant may designate more than one person as his beneficiary or alternate beneficiary, in which case such persons would receive payments as joint tenants with a right of survivorship. A beneficiary designation may be changed or revoked by a Participant at any time by filing a written statement of such change or revocation with the Company. If a Participant fails to designate a beneficiary, then his estate shall be deemed to be his beneficiary.

4.2      Employment Rights.

         Neither the Plan nor any action taken hereunder shall be construed as giving any employee of the Company the right to become a Participant, and a grant under the Plan shall not be construed as giving any Participant any right to be retained in the employ of the Company.

4.3      Nontransferability.

         A Participant's rights under the Plan, including the right to any amounts or shares payable, may not be assigned, pledged, or otherwise transferred except, in the event of a Participant's death, to his designated beneficiary or, in the absence of such a designation, by will or the laws of descent and distribution.

4.4      Withholding.

         The Company shall have the right, before any payment is made or a certificate for any shares is delivered or any shares are credited to any brokerage account, to deduct or withhold from any payment under the Plan any Federal, state, local or other taxes, including transfer taxes, required by law to be withheld or to require the Participant or his beneficiary or estate, as the case may be, to pay any amount, or the balance of any amount, required to be withheld.

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         If and to the extent withholding of any Federal,  state or local tax is required in connection with the lapse of  restrictions  with respect to
         Restricted   Shares  earned  pursuant  to  Phantom  Share  Units,   the
         Participant may elect to pay such amount in cash or: (i) have the Company hold back from the shares to be delivered, stock having a value calculated to satisfy such withholding obligations; (ii) deliver previously-owned shares of Common Stock held by the Participant having a value equal to the tax withholding obligation provided that the previously owned shares have been held for at least six months; or
         (iii) utilize a combination of the foregoing procedures.

4.5      Relationship to Other Benefits.

         No payment under the Plan shall be taken into account in determining any benefits under any retirement, group insurance, or other employee benefit plan of the Company. The Plan shall not preclude the shareholders of Erie , the Board of Directors or any committee thereof, or the Company from authorizing or approving other employee benefit plans or forms or incentive compensation, nor shall it limit or prevent the continued operation of other incentive compensation plans or other employee benefit plans of the Company or the participation in any such plans by Participants in the Plan.

4.6      No Trust or Fund Created.

         Neither the Plan nor any grant made hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to a grant under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

4.7      Expenses.

         The expenses of administering the Plan shall be borne by the Company.

4.8      Indemnification.

         Service on the Committee shall constitute service as a member of the Board of Directors so that members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company pursuant to its Articles of Incorporation, By-Laws, or resolutions of its Board of Directors or shareholders.

4.9      Tax Litigation.

         The Company shall have the right to contest, at its expense, any tax ruling or decision, administrative or judicial, on any issue that is related to the Plan and that the Company believes to be important to Participants in the Plan and to conduct any such contest or any litigation arising therefrom to a final decision.

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4.10     Antidulution.

         Phantom Share Units and Restricted Shares shall be subject to appropriate adjustment by the Plan Administrator as to the number and price of shares of Common Stock or other considerations subject to such grants in the event of changes in the outstanding shares by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant.


                          5. AMENDMENT AND TERMINATION

         The Board of Directors may modify, amend, or terminate the Plan at any time except that, no modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under a grant previously made to him without the consent of such Participant.


                                6. INTERPRETATION

6.1      Governmental and Other Regulations.

         The Plan and any grant hereunder shall be subject to all applicable Federal and state laws, rules, and regulations and to such approvals by any regulatory or governmental agency that may, in the opinion of the counsel for the Company, be required.

6.2      Governing Law.

         The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts entered into and performed entirely in such State.


                   7. EFFECTIVE DATE AND SHAREHOLDER APPROVAL

         The Plan shall be effective as of January 1, 1997.





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